Exhibit 99.1

For Immediate Release
July 21, 2026

News Release
For Further Information, Contact:
Hines Press Office
pressoffice@hines.com

HINES GLOBAL INCOME TRUST ACQUIRES DESIGN CENTER OF THE CAROLINAS IN CHARLOTTE'S SOUTH END

Acquisition adds stabilized mixed-use asset in one of the country's most dynamic growth districts

(CHARLOTTE) – Hines, a leading global real assets investment manager, today announced that Hines Global Income Trust, Inc. (“Hines Global Income Trust” or “HGIT”) has acquired the Design Center of the Carolinas, a premier mixed-use property in Charlotte's South End.

The acquisitions align with HGIT’s strategy of building a diversified portfolio of stabilized assets with the potential to provide durable income. Located in one of Charlotte's most walkable and transit-connected districts, the Design Center of the Carolinas brings together creative office, curated retail, food and beverage, wellness, lifestyle and design-oriented uses in an established mixed-use environment.

The acquisition also expands Hines' presence in Charlotte, a market where the firm sees continued opportunity across mixed-use environments supported by strong demographics, employment growth and demand for connected, amenitized places.

“We believe that the Design Center of the Carolinas is a strong fit for HGIT because it combines the potential for durable income, authentic placemaking and long-term value creation in one of the Sunbelt's most dynamic mixed-use districts," said Alfonso Munk, Global Co-Head of Investment Management at Hines. "Supported by South End's favorable supply-demand dynamics, the acquisition reflects our disciplined approach to investing in high-conviction growth markets and in assets supported by strong long-term fundamentals.”

The Design Center of the Carolinas spans 239,000 square feet across nine buildings on approximately seven acres, with 122,000 square feet of retail and 117,000 square feet of creative office space. The property is substantially leased to attractive office tenants, and retailers, including Jeni's Ice Cream, Abercrombie & Fitch, and Patagonia. Located in the heart of South End, the asset offers direct access to the Rail Trail and light rail., combining adaptive reuse creative office with a curated mix of retail and amenities in a highly connected setting.

"The Design Center of the Carolinas sits at the center of South End's continued evolution and reflects the kind of authentic, transit-connected environment that has attracted companies, retailers and the community," said Paul Zarian, Managing Director at Hines. "With a strong mix of creative tenants and established neighborhood energy, we believe that the property is well positioned to benefit from Charlotte's continued growth."

HGIT’s portfolio, including properties that are part of HGIT’s Delaware statutory trust program, has a gross asset value of approximately $6.45 billion as of June 2026 and is diversified across geographies and property types. HGIT focuses on high-conviction sectors supported by the potential for durable income and favorable long-term fundamentals, while maintaining a disciplined approach to capital deployment.

Paul Zarian and Jesse Amundson led the acquisition on behalf of Hines. Ryan Shore and Miles Theodore with Eastdil Secured represented the seller, Asana Partners.

Marketing Communication

About Hines Global Income Trust

Hines Global Income Trust is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about HGIT, visit hinesglobalincometrust.com.

About Hines

Hines is a leading global real estate investment manager. We own and operate $91.7 billion¹ of assets across property types and on behalf of a diverse group of institutional and private wealth clients. Every day, our 4,600 employees in 30 countries draw on our 69-year history to build the world forward by investing in, developing, and managing some of the world’s best real estate. To learn more, visit www.hines.com and follow @Hines on social media.

¹Includes both the global Hines organization and RIA AUM as of December 31, 2025.

Forward Looking Statements

Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisitions described herein and HGIT's ability to continue to selectively acquire office properties and build its investment portfolio in a manner that meets its investment objectives and is aligned with its investment strategy, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the potential near-term and long-term performance of these properties, future economic, competitive and market conditions, the availability to HGIT of additional selective buying opportunities in the office sector, and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risk associated with Hines being able to successfully manage these properties, risks associated with any economic downturn globally or in the regions where the properties are located, and other risks described in the "Risk Factors" section of HGIT's Annual Report on Form 10-K for the year ended December 31, 2025, as updated by its subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.